Exhibit 99.1

Penumbra Announces Management Transition

Sri Kosaraju will transition from his role as President to join nonprofit focused on COVID-19 testing; will remain advisor to CEO Adam Elsesser

Jason Mills, a seasoned Wall Street Senior Analyst from Canaccord Genuity, joins Penumbra leadership team as Executive Vice President, Strategy

ALAMEDA, Calif., May 12, 2020 /PRNewswire/ -- Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today announced that Sri Kosaraju, President, will transition from Penumbra, and Jason Mills joins as Executive Vice President, Strategy. Mr. Kosaraju will continue as an employee over the next several months to ensure a seamless transition, while volunteering substantial time to Testing for America, a nonprofit established by leading academics, engineers, and entrepreneurs to address the COVID-19 testing crisis. Mr. Kosaraju has stepped down as President, and Adam Elsesser has been reappointed to the position. Mr. Mills joins Penumbra effective May 12, 2020.

"I am incredibly thankful to Adam and Penumbra for supporting me in this transition,” said Mr. Kosaraju. “Over the last five years, Penumbra’s business has grown tremendously, and through its strong innovation, culture, and leadership, the company has transformed the lives of many people. I am honored to have had the opportunity to work alongside an exceptional leader and a team that has true dedication and tremendous capacity. I am very excited about Jason joining the company, as he will be a great fit and strong contributor to Penumbra’s future. As I take my next steps, I look forward to continuing my relationship with Penumbra and being a champion of the company."

Jason Mills comes to Penumbra from a long tenure with Cannacord Genuity, where he has served as Managing Director and head of the medical technology equity research practice. “I am elated to join Penumbra, excited to immerse myself in its robust culture, and committed to help in every way possible to augment Penumbra’s dedication to the development of innovative therapies. I am grateful for the opportunity to contribute to this amazing team and company and to Penumbra’s mission to do work that matters to physicians, patients, and their families,” said Mr. Mills.

"In addition to Sri’s instrumental role in shaping the last five years of Penumbra’s success and evolution, he has also become a trusted friend," said Adam Elsesser, Penumbra's Chairman, CEO and President. “I deeply admire his decision to commit his time to addressing the critical challenges in ensuring widespread access to COVID-19 testing. I know he will continue to be available to me for advice for many years to come. At the same time, we are fortunate to welcome Jason to the Penumbra family. I have known and admired Jason for over a decade, and I am confident that he will hit the ground running in helping to advance our plans for innovation and future growth.”

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra sells its products to hospitals primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. The Penumbra logo is a trademark of Penumbra, Inc. For more information, visit www.penumbrainc.com.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020, and our Quarterly Reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com

SOURCE Penumbra, Inc.